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                                                                    Exhibit 23.4


The Board of Directors
Kellstrom Industries, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Kellstrom Industries, Inc. and subsidiaries of our report dated February 14, 2001, related to the statement of assets, liabilities and owner's deficit of Aviation Sales Distribution Services Business as of November 30, 2000, and the related statements of revenue and expenses and changes in owner's deficit, and cash flows for the eleven-month period ended November 30, 2000, which report appears in the February 16, 2001 current report on Form 8-K/A of Kellstrom Industries, Inc.

KPMG LLP



Fort Lauderdale, Florida
June 7, 2001